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                                                                   Exhibit 2(d)



THIS WARRANT AND THE COMMON STOCK ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED WITHOUT BEING SO REGISTERED OR QUALIFIED UNLESS AN EXEMPTION OR EXEMPTIONS FROM SUCH REGISTRATION OR QUALIFICATION REQUIREMENTS ARE AVAILABLE.


                                    WARRANT

                 TO PURCHASE 500,600 SHARES OF THE COMMON STOCK

                                       OF

                         SECURITY NATIONAL CORPORATION



         This is to certify that, for value received, HUNTINGTON BANCSHARES INCORPORATED, a Maryland corporation ("Huntington"), is entitled to purchase from SECURITY NATIONAL CORPORATION, a Delaware corporation ("Security National"), at any time on or after the date hereof, an aggregate of up to 500,600 shares of the common stock, $1.00 par value per share, of Security National ("Security National Common"), at a price of $25.56 per share (the "Exercise Price"), subject to the terms and conditions of this Warrant and a certain Warrant Purchase Agreement, of even date herewith, between Huntington and Security National (the "Warrant Purchase Agreement"). The number of shares of Security National Common which may be received upon the exercise of this Warrant and the Exercise Price are subject to adjustment from time to time as hereinafter set forth. The terms and conditions set forth in this Warrant and the Warrant Purchase Agreement shall be binding upon the respective successors and assigns of both of the parties hereto. This Warrant is issued in connection with a certain Agreement and Plan of Merger, dated as of the date hereof, between Security National and Huntington Bancshares Florida, Inc. ("Huntington Florida"), and a certain Supplemental Agreement, dated as of the date hereof, among Huntington, Huntington Florida, and Security National (collectively, the "Merger Documents"), which provide for the merger of Security National into Huntington Florida (the "Merger"). The term "Holder" shall mean and refer to the holder of this Warrant from time to time.


         1.      EXERCISE OF THE WARRANT.

                 (a) Huntington will not exercise this Warrant unless, and to the extent required, it has obtained the approval of appropriate regulatory authorities having jurisdiction, including the Federal Reserve Board, pursuant to all applicable laws and regulations. Further, subject to the terms and conditions set forth in this Warrant and in the Warrant Purchase Agreement and the provisions of applicable law, Huntington will not exercise this Warrant without the written consent of Security National, except upon the occurrence of any of the following events:

                          (i)     any willful material breach of the Merger
Documents by Security National or Security National Bank, or any other material breach of the Merger Documents by Security National or Security National Bank which would permit Huntington to terminate the Merger Documents and that is caused by or arises from any act or failure to act by Security National, Security National Bank, or any director, officer, shareholder, employee, agent, or other

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person acting on behalf of Security National or Security National Bank in a manner that is contrary to or inconsistent with their obligations under this Agreement or the Merger Agreement, including, without limitation, Security National having entered into an agreement with any third party that is inconsistent with the transactions contemplated under the Merger Documents;

                         (ii)     prior to the meeting of the Security National
shareholders duly called and held for the purpose of approving the Merger in accordance with the terms of the Merger Documents (the "Shareholders' Meeting"), any person or group of persons (an "Offeror") submits a proposal to Security National relating to (1) the possible sale or other disposition of more than 25 percent of the shares of the capital stock or any other class of voting securities of Security National or Security National Bank, including, but not limited to, an exchange or tender offer therefor, (2) the possible sale or other disposition of a majority of the assets of Security National or Security National Bank, (3) a merger or consolidation involving Security National Bank, other than a transaction in which Security National will be the owner of all of the stock of the surviving corporation following the transaction, or (4) a merger or consolidation involving Security National, other than a transaction pursuant to which Security National will be the surviving corporation and the current shareholders of Security National will be the owners of a majority of the stock of the surviving corporation following the transaction (an "Acquisition Proposal") and, within 18 months after the date hereof, Security National enters into an agreement pursuant to such Acquisition Proposal with the Offeror and such transaction is consummated within such 18-month period;

                        (iii) prior to the Shareholders' Meeting, any person or group of persons commences a tender or exchange offer to acquire equity securities of Security National if, after giving effect to such offer, such person or group would own or have the right to acquire a majority equity interest in Security National (a "Tender Offer"), and such equity interest is acquired pursuant to such Tender Offer within 18 months after the date hereof; or

                         (iv)     Security National enters into an agreement
with respect to an Acquisition Proposal after the date hereof and such transaction is consummated within 18 months after the date hereof.

                 (b) As used in this Section 1, "person" or "group of persons" shall have the meanings assigned to such terms by Section 13(d) of the 1934 Act. For purposes of this Section 1, a Tender Offer which is contingent upon the expiration of the Warrant is deemed to commence when it is announced.

                 (c) This Warrant shall be exercised by presentation and surrender hereof to Security National at its principal office accompanied by
(i) a written notice of exercise for a specified number of shares of Security National Common, (ii) payment to Security National, for the account of Security National, of the Exercise Price for the number of shares specified in such notice, and (iii) a certificate of the Holder stating the event or events that have occurred which entitle the Holder to exercise this Warrant. The Exercise Price for the number of shares of Security National Common specified in the notice shall be payable in immediately available funds.

                 (d) Upon such presentation and surrender, Security National shall issue promptly (and within one business day if requested by the Holder) to the Holder, or any assignee, transferee, or designee permitted by subparagraph (f) of this Section 1, the shares to which the Holder is entitled hereunder.
                 (e) If this Warrant should be exercised in part only, Security National shall, upon surrender of this Warrant for cancellation, execute and deliver a new Warrant evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder. Upon receipt by Security National of this Warrant, in proper form for exercise, the Holder shall be deemed to be the holder of record of the shares of Security National Common issuable upon such exercise, notwithstanding that the stock transfer books of Security National shall then be closed or that certificates representing such shares of Security National Common shall not then be actually

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delivered to the Holder.  Security National shall pay all expenses, and any and all federal, state, and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 1 in the name of the Holder or of any assignee, transferee, or designee permitted by subparagraph (f) of this Section 1.

                 (f) This Warrant, once exercisable, or any warrant shares acquired by the Holder by its exercise, may be sold or transferred only (i) by private placement to the parties who would thereby be able to acquire not more than 2.0 percent of the then outstanding shares of Security National Common, or
(ii) through underwriters in a public and dispersed distribution. Prior to such sale or transfer, Security National shall have a right of first refusal for not less than all of the shares covered by or issued pursuant to the Warrant, at the price set by the Holder for private placement or public sale.

         2.      CERTAIN COVENANTS AND REPRESENTATIONS OF SECURITY NATIONAL.

                 (a) Security National shall at all times maintain sufficient authorized but unissued shares of Security National Common so that this Warrant may be exercised without additional authorization of Security National Common, after giving effect to all other options, warrants, convertible securities, and other rights to purchase Security National Common.

                 (b) Security National represents and warrants to Huntington that the shares of Security National Common issued upon an exercise of this Warrant will be duly authorized, fully paid, non-assessable, and subject to no preemptive rights.

                 (c) Security National agrees (i) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations, or conditions to be observed or performed hereunder by Security National; (ii) promptly to take all action as may from time to time be required, including, without limitation (A) complying with all pre-merger notification, reporting, and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder, and (B) in the event, under the Bank Holding Company Act of 1956, as amended (the "Bank Holding Company Act"), or the Change in Bank Control Act of 1978, or other statute, the prior approval of the Board of Governors of the Federal Reserve System or other regulatory agency (collectively, the "Agencies"), is necessary before the Warrant may be exercised, cooperate fully with the Holder in preparing such applications and providing such information to the Agencies as the Agencies may require in order to permit the Holder to exercise this Warrant and Security National duly and effectively to issue shares pursuant hereto; and (iii) promptly to take all action provided herein to protect the rights of the Holder against dilution.

         3. FRACTIONAL SHARES. Security National shall not be required to issue fractional shares of Security National Common upon an exercise of this Warrant but shall pay for such fraction of a share in cash or by certified or official bank check at the Exercise Price.

         4. EXCHANGE OR LOSS OF WARRANT. This Warrant is exchangeable, without expense, at the option of the Holder, upon presentation and surrender hereof at the principal office of Security National for other Warrants of different denominations entitling the Holder thereof to purchase in the aggregate the same number of shares of Security National Common purchasable hereunder. The term "Warrant" as used herein includes any warrants for which this Warrant may be exchanged. Upon receipt by Security National of evidence reasonably satisfactory to it of the loss, theft, destruction, or mutilation of this Warrant, and (in the case of loss, theft, or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Warrant, if mutilated, Security National will execute and deliver a new Warrant of like tenor and date. Any such new Warrant executed and delivered shall constitute an additional contractual obligation on the part of Security National, whether or not the Warrant so lost, stolen, destroyed, or mutilated shall at any time be enforceable by anyone.

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         5.      CERTAIN TRANSACTIONS.

                 (a) In case Security National shall (i) consolidate with or merge into any Person, other than Huntington or one of its Affiliates, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) permit any Person, other than Huntington or one of its Affiliates, to merge into Security National and Security National shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Security National Common shall be changed into or exchanged for stock or other securities of any other Person or cash or any other property or the then outstanding shares of Security National Common shall after such merger represent less than 50% of the outstanding shares and share equivalents, or (iii) sell or otherwise transfer all or substantially all of its assets or the assets of Security National Bank, a wholly owned subsidiary of Security National, to any Person, other than Huntington or one of its Affiliates, then, and in any such case, the agreement governing such transaction shall make proper provision so that this Warrant shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, a warrant, at the option of the Holder, of either (A) the Acquiring Corporation (as hereinafter defined),
(B) any company which controls the Acquiring Corporation, or (C) in the case of a merger described in clause (a)(ii) above, Security National, in which case such warrant shall be a newly issued warrant (in any such case, the "Substitute Warrant").

                 (b)      The following terms have the meanings indicated:

                          (i)     "Acquiring Corporation" shall mean (A) the
continuing or surviving corporation of a consolidation or merger with Security National (if other than Security National), (B) the corporation merging into Security National in a merger in which Security National is the continuing or surviving person and in connection with which the then outstanding shares of Security National Common are changed into or exchanged for stock or other securities of any other Person or cash or any other property or the then outstanding shares of Security National Common shall after such merger represent less than 50% of the outstanding shares and share equivalents, or (C) the transferee of all or substantially all of Security National's assets;

                         (ii)     "Substitute Common Stock" shall mean the
common stock issued by the issuer of the Substitute Warrant;

                        (iii) "Assigned Value" shall mean the Market/Offer Price as determined pursuant to paragraph 7(b) of the Warrant Purchase Agreement; provided, however, that in the event of a sale of all or substantially all of Security National's assets, the Assigned Value shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Security National as determined by a recognized investment banking firm selected by the Holder, divided by the number of shares of Security National Common outstanding at the time of such sale;

                         (iv)     "Average Price" shall mean the average
closing price of a share of Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger, or sale; provided that if Security National is the issuer of the Substitute Warrant, the Average Price shall be computed with respect to a share of the common stock issued by the Person merging into Security National or by any company which controls such Person, as the Holder may elect;

                          (v)     A "Person" shall mean any individual, firm,
corporation or other entity and include as well any syndicate or group deemed to be a "person" by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended; and

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                         (vi)     "Affiliate" shall have the meaning ascribed
to such term in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

                 (c) The Substitute Warrant shall have the same terms as this Warrant provided that if the terms of the Substitute Warrant cannot, for legal reasons, be the same as this Warrant, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Warrant shall also enter into an agreement with the then Holder of the Substitute Warrant in substantially the same form as the Warrant Purchase Agreement, which shall be applicable to the Substitute Warrant.

                 (d) The Substitute Warrant shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Security National Common for which this Warrant is then exercisable, divided by the Average Price. The exercise price of the Substitute Warrant per share of Substitute Common Stock shall be equal to the Exercise Price multiplied by a fraction in which the numerator is the number of shares of Security National Common for which this Warrant is then exercisable and the denominator is the number of shares of Substitute Common Stock for which the Substitute Warrant is exercisable.

         6.      RIGHTS OF THE HOLDER; REMEDIES.

                 (a) The Holder shall not, by virtue hereof, be entitled to any rights of a shareholder in Security National.

                 (b) Without limiting the foregoing or any remedies available to the Holder, Security National specifically acknowledges that neither Huntington nor any successor holder of this Warrant would have an adequate remedy at law for any breach of this Warrant and Security National hereby agrees that Huntington and any successor holder of this Warrant shall be entitled to specific performance of the obligations of Security National hereunder and injunctive relief against actual or threatened violations of the provisions hereof.

         7. ANTIDILUTION PROVISIONS. The number of shares of Security National Common purchasable upon the exercise hereof shall be subject to adjustment from time to time as provided in this Section 7.

                 (a) In the event that Security National issues any additional shares of Security National Common at any time after the date hereof (including pursuant to stock option plans), the number of shares of Security National Common which can be purchased pursuant to this Warrant shall be increased by an amount equal to 24.9 percent of the additional shares so issued.

                 (b)      (i)     In case Security National shall pay or make a
dividend or other distribution of any class of capital stock of Security National in Security National Common, the number of shares of Security National Common purchasable upon exercise hereof shall be increased by multiplying such number of shares by a fraction of which the denominator shall be the number of shares of Security National Common outstanding at the close of business on the day immediately preceding the date of such distribution and the numerator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such increase to become effective immediately after the opening of business on the day following such distribution.

                         (ii)     In case outstanding shares of Security
National Common shall be subdivided into a greater number of shares of Security National Common, the number of shares of Security National Common purchasable upon exercise hereof at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately increased, and, conversely, in case outstanding shares of Security National Common shall each be combined into a smaller number of shares of Security National Common, the number of shares of Security National Common purchasable upon exercise hereof at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately

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decreased, such increase or decrease, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

                        (iii) The reclassification (including any reclassification upon a merger in which Security National is the continuing corporation) of Security National Common into securities including other than Security National Common shall be deemed to involve a subdivision or combination, as the case may be, of the number of shares of Security National Common outstanding immediately prior to such reclassification into the number of shares of Security National Common outstanding immediately thereafter and the effective date of such reclassification shall be deemed to be the day upon which such subdivision or combination becomes effective, as the case may be, within the meaning of clause (ii) above.

                         (iv)     Security National may make such increases in
the number of shares of Security National Common purchasable upon exercise hereof, in addition to those required by this paragraph (b), as shall be determined by its Board of Directors to be advisable in order to avoid taxation so far as practicable of any dividend of stock or stock rights or any event treated as such for Federal income tax purposes to the recipients.

                 (c) Whenever the number of shares of Security National Common purchasable upon exercise hereof is adjusted pursuant to paragraph (b) above, the Exercise Price shall be adjusted by multiplying the Exercise Price by a fraction the numerator of which is equal to the number of shares of Security National Common purchasable prior to the adjustment and the denominator of which is equal to the number of shares of Security National Common purchasable after the adjustment.

                 (d) For the purpose of this Section 7, the term "Security National Common" shall include any shares of Security National of any class or series which has no preference or priority in the payment of dividends or in the distribution of assets upon any voluntary or involuntary liquidation, dissolution, or winding up of Security National and which is not subject to redemption by Security National.

         8.      NOTICE.

                 (a) Whenever the number of shares of Security National Common for which this Warrant is exercisable is adjusted as provided in
Section 7 hereof, Security National shall promptly compute such adjustment and mail to the Holder a certificate, signed by a principal financial officer of Security National, setting forth the number of shares of Security National Common for which this Warrant is exercisable and the adjusted Exercise Price as a result of such adjustment, a brief statement of the facts requiring such adjustment and the computation thereof and when such adjustment will become effective.

                 (b) Upon the occurrence of an event which results in this Warrant and/or the "Warrant Stock" (as such term is defined in the Warrant Purchase Agreement) becoming repurchasable as provided in Section 7 of the Warrant Purchase Agreement, Security National shall (i) promptly notify the Holder and/or the "Owner" (as that term is defined in the Warrant Purchase Agreement) of such event, (ii) promptly compute the "Warrant Repurchase Price" and the "Warrant Stock Repurchase Price" (as such terms are defined in the Warrant Purchase Agreement), and (iii) furnish to the Holder and/or the Owner a certificate, signed by the chief financial officer of Security National, setting forth the Warrant Repurchase Price and/or the Warrant Stock Repurchase Price and the basis and computation thereof.

                 (c) Upon the occurrence of an event which results in this Warrant becoming convertible into, or exchangeable for, the Substitute Warrant, as provided in Section 5 hereof, Security National and the Acquiring Corporation shall promptly notify the Holder of such event; and, upon receipt from the Holder of its choice as to the issuer of the Substitute Warrant, the Acquiring Corporation shall promptly compute the number of shares of Substitute Common Stock for which the Substitute Warrant is exercisable and furnish to the Holder a certificate, signed by a

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
principal financial officer of the Acquiring Corporation, setting forth the number of shares of Substitute Common Stock for which the Substitute Warrant is exercisable, the Substitute Warrant exercise price, a computation thereof, and when such adjustment will become effective.

         9. TERMINATION. This Warrant and the rights conferred hereby shall terminate upon the earliest of (i) six months after the occurrence of the first to occur of any of the events described in paragraph 1(a) of this Warrant, (ii) the Effective Date of the Merger, or (iii) six months after the termination of the Merger Documents in accordance with the terms thereof.

         IN WITNESS WHEREOF, the undersigned has executed this Warrant as of this 12th day of July, 1994.


ATTEST:                                    SECURITY NATIONAL CORPORATION




By: /s/ Phillip Tasker                     By: /s/ Michael W. Sheffey, President
   ------------------------------             ----------------------------------
                                                 Michael W. Sheffey, President
Title: EVP, Secretary
      ---------------------------

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